EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of The Standard Register Company (the “Company”) of our report dated March 8, 2013 (except for the retrospective application effects pertaining to the change in pension accounting method and the impacts of the reverse stock split as described in Notes 2 and 3, as well as the additional disclosure from the adoption of ASU 2013-2 as described in Note 1, as to which the date is December 16, 2013), relating to the consolidated financial statements of the Company, which appears in the Company’s Annual Report on Form 10-K (as revised in a Form 8-K filing dated December 16, 2013) for the year ended December 30, 2012.

/S/ BATTELLE RIPPE KINGSTON LLP

      (FORMERLY BATTELLE & BATTELLE LLP)

Dayton, Ohio

December 16, 2013